Exhibit 99.1

STEALTH TECHNOLOGIES ANNOUNCES RECORD SALES

LARGO, FL -- (December 1, 2016) - Stealth Technologies, Inc. (OTCQB: STTH), announced today record monthly sales of its second new product, "911 Help Now".

"The 911 Help Now product, a device that delivers direct 2-way voice communication with emergency service providers at the push of a button, generated completed unit sales numbering 31,481 for the recently closed month of October 2016," reported Brian McFadden, CEO.

"This sets our new benchmark as our highest one month's sales of 911 Help Now.  We intend to capitalize on our momentum as we progress into the heart of the holiday season, and continue to leverage the intellectual property of Stealth Technologies to grow our market share in the personal emergency and financial protection space," concluded McFadden.

About Stealth Technologies, Inc.

Stealth Technologies Inc. is a technology company focused on product development and sales in the personal financial protection and data protection businesses. Stealth Card, the company's first product to market, is designed to protect the RFID chip in a consumer's credit card from "electronic pickpocketing" that uses a smartphone, credit card reader or RFID antenna to remotely access data stored on the consumer's "Smartchip." Stealth Card renders the chipped information invisible or "Stealth" to intrusion.

Forward-Looking Statements

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements." Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

CONTACT:
Stealth Technologies, Inc.
Brian McFadden
Brian@technologiesbystealth.com